IN THE UNITED STATES BANKRUPTCY COURT
                     FOR THE NORTHERN DISTRICT OF GEORGIA
                                NEWNAN DIVISION

In re                                )     Chapter 11
                                     )
THE NEW POWER COMPANY, et al.,       )     Jointly Administered
                                     )
                     Debtors.        )     Case Nos. 02-10835 through 02-10837
                                     )
                                     )     Judge W. Homer Drake, Jr.


            MOTION PURSUANT TO SECTION 5.20 OF THE DEBTORS' SECOND
              AMENDED CHAPTER 11 PLAN AND SECTION 1142(b) OF THE
             BANKRUPTCY CODE FOR AN ORDER AUTHORIZING THE PAYMENT
            OF INTERIM DISTRIBUTIONS TO STAKEHOLDERS UNDER THE PLAN

          NewPower Holdings, Inc. ("Holdings"), The New Power Company ("NewPower") and TNPC Holdings, Inc. ("TNPC") (collectively, the "Company" or the "Debtors"), hereby file a motion pursuant to section 5.20 of the Debtors' Second Amended Chapter 11 Plan dated February 12, 2003 (the "Plan")(1) and section 1142(b) of title 11 of the United States Code (the "Bankruptcy Code") for an order permitting the Company to make interim distributions to and/or reserves for certain remaining stakeholders under the Plan (the "Motion"). In support of this Motion, the Company states as follows:

                                 INTRODUCTION

          1. On June 11, 2002, (the "Petition Date"), each of the Debtors filed a voluntary petition in this Court for relief pursuant to chapter 11 of the Bankruptcy Code.

          2. Throughout their chapter 11 cases, the Debtors continued in possession of their properties and continued to operate and manage their businesses as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. On June 17, 2002, the Office of


--------------
(1) Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Plan.

the United States Trustee established an official committee of unsecured creditors (the "Committee").

          3. The Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 157 and 1334. Venue is proper in this district pursuant to 28 U.S.C. Sections 1408 and 1409. This is a core proceeding under 28 U.S.C. Section 157(b)(2). The statutory predicate for the relief requested herein are sections 105(a) and 1142(b) of the Bankruptcy Code and Rules 1007(i) and 9007 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules").

          4. An order (the "NewPower Confirmation Order") confirming the Plan as to NewPower was entered by this Court on February 28, 2003. Enron Corp. and certain of its affiliates (collectively, "Enron") appealed the NewPower Confirmation Order on various grounds, but did not seek a stay pending appeal. Accordingly, the NewPower Confirmation Order became effective on March 11, 2003. On August 15, 2003, this Court entered an order confirming the Plan as to Holdings and TNPC (the "Remaining Debtors' Confirmation Order" and, together with the NewPower Confirmation Order, the "Confirmation Orders"). Enron similarly appealed the Remaining Debtors' Confirmation Order on various grounds, and sought a stay of such order from both the Bankruptcy Court and the District Court pending appeal. Pursuant to orders dated August 29, 2003 and September 29, 2003, respectively, both the Bankruptcy Court and the District Court declined to impose a stay pending appeal, and the Remaining Debtors' Confirmation Order became effective on or about October 9, 2003. Enron's appeals of both Confirmation Orders currently are pending before the District Court.

          5. Pursuant to orders dated January 13, 2003 and January 17, 2003, and as clarified by that certain Consent Order Amending and Clarifying Examiner Order entered on March 12, 2003 (the "Examiner Consent Order"), this Court appointed an Examiner to, among other things, investigate and pursue certain issues arising in connection with certain Claims classified in Class 7 under the Plan and specific issues in connection with the Interests of Enron and certain Enron-related individuals (the "Enron Parties"). A list of the Enron Parties, as set forth in the Examiner Consent Order, together with the Interests in Holdings known to be held by each such party, is attached hereto as Exhibit A.

                                  BACKGROUND

          6. As this Court is aware, shortly after the Petition Date, the Debtors undertook a series of actions necessary to maximize the value to be received by their creditors and shareholders, the results of which far exceeded expectations. In that regard, on June 19, 2002, the Debtors filed a Motion for Entry of Orders Pursuant to 11 U.S.C. Sections 105, 363, 365 and 1146 (A) Approving One or More Sales of the Debtors' Assets; (B) Authorizing and Scheduling an Auction at Which the Debtors Will Solicit the Highest or Best Bids for Such Assets; (C) Approving Bidding Procedures Governing Such Auction; and (D) Scheduling a Final Hearing to Approve the Sales of Assets. As a result of this sale process, on July 12th, 16th and 23rd of 2002, the Bankruptcy Court entered a series of orders approving the sale of substantially all of the Debtors' assets to various successful bidders for an aggregate amount in excess of $80 million, subject to certain offsets based on commodity prices and customer churn. In addition, upon the timely closing of all of these sale transactions, the Debtors expected to receive the return of over $30 million of cash collateral posted with certain utilities.

          7. These transactions, coupled with cost-saving initiatives undertaken throughout these cases and a concerted effort to thoroughly analyze all claims filed against the Debtors' Estates and to file objections, as appropriate, have resulted in a situation that is uncommon in large, complex bankruptcy cases - following the payment in full of general unsecured creditors, plus post-petition interest, significant cash remains in the Debtors' Estates for distribution to subordinated unsecured creditors and to holders of common stock, options and warrants in Holdings.

          8. Although the Plan was confirmed many months ago, until recently, substantial obstacles remained in place that prevented any such distribution from taking place. On or prior to the General Bar Date, numerous Class 8 Securities Claims related to litigation pending in the United States District Court for the Southern District of New York (the "New York District Court") against former directors and officers of Holdings, among other parties (the "Securities Litigation") - totaling more than $501 million exclusive of unliquidated director and officer claims for indemnification - had been filed against Holdings in these cases. Until these subordinated unsecured Claims could be resolved, together with related claims for indemnification filed by the underwriters of Holdings stock in connection with the Securities Litigation (the "Underwriter Claims"), it was logistically impossible to allocate and deliver any Estate proceeds to remaining stakeholders.

          9. In the autumn of 2003, however, a settlement (the "Settlement") was reached in principle among the class action plaintiffs in the Securities Litigation, Holdings and the individual defendants, which agreement not only proposed to resolve the Securities Litigation, but also would effect the withdrawal of all related Class 8 Claims in these cases, with the exception of the contingent and unliquidated Underwriter Claims. Pursuant to the Settlement, a $26 million gross settlement amount would be placed into a fund to be distributed to the members of the settlement class after the payment of taxes, fees and expenses. Of this gross amount, $24.5 million was to be funded by certain of the providers of Directors' and Officers' liability insurance (the "Carriers") covering Holdings and the individual defendants, while $1.5 million was to be infused by Holdings out of Estate proceeds. The Underwriters did not join in the Settlement and, accordingly, the Securities Litigation has proceeded as to these defendants.

          10. During the next few months, the settling parties diligently worked to document the Settlement and to take all necessary steps to secure its approval both in this Court and in the New York District Court. Additionally, Holdings and the individual defendants negotiated and documented ancillary understandings integral to the Settlement, relating to insurance coverage, defense costs, releases and related issues with the Carriers (the "Carrier Agreements"). A motion pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure seeking approval of the Settlement and the Carrier Agreements was filed in this Court on February 4, 2004 (the "9019 Motion"), which was granted by order entered on March 9, 2004. Five business days thereafter, as required by the Settlement Agreement and the Carrier Agreements, the gross Settlement amount was funded collectively by Holdings and each of the Carriers. In the New York District Court, the Settlement was approved on a preliminary basis pursuant to an order dated December 24, 2003, and a final judgment approving the Settlement was entered on April 29, 2004.

          11. In light of the compromise of the Class 8 Claims effected by the Settlement of the Securities Litigation, the only significant remaining Class 8 Claims were the Underwriter Claims. Because these claims for indemnification were contingent and unliquidated, and would likely remain so for an indefinite period of time, on February 4, 2004, the Company filed an objection to the Underwriter Claims (the "502(e) Objection"),(2) seeking


--------------
(2) By the 502(e) Objection, the Company also objected to certain Class 8 non-Securities Litigation related Claims for indemnification filed by former directors and/or officers of the Debtors (the "Directors and Officers"), which objection was sustained in its entirety, subject to recognition of the rights of certain former Directors and Officers to refile such claims under appropriate circumstances (without prejudice to any and all defenses or grounds for disallowance of such claims pursuant to section 502(e)(1)(B) of the Bankruptcy Code. The Underwriters informally responded to the Company and asserted defenses to the 502(e) Objection. After arms'-length negotiation, the parties resolved that, among other things: (i) the Underwriters would have a liquidated Class 8 Claim in the amount of $546,306.15 in respect of certain of their defense costs (the "Consent Claim"), which would be reflected in the allowance of claim number 722 as a Class 8 Claim;(3) (ii) the remainder of the Underwriter Claims would be disallowed in full pursuant to section 502(e)(1)(B) of the Bankruptcy Code; (iii) the disallowance of the Underwriter Claims would be without prejudice to the Underwriters' ability subsequently to file a motion with this Court, pursuant to 11 U.S.C. Section 502(j), seeking reconsideration of their indemnification claims under appropriate circumstances (a "Motion to Reconsider"); and (iv) all rights, remedies, defenses or arguments available to the Company or the Examiner, whether pursuant to the Bankruptcy Code, other applicable law, contract or order, or at equity, whether then existing or acquired thereafter, were reserved both in connection with any Motion to Reconsider filed by any of the Underwriters, and in connection with any underlying claim made by any Underwriter. This agreement was embodied in a Consent Order Regarding Objection to Underwriters' Claims (the "Underwriter Consent Order"), which was entered by this Court on March 19, 2004.


------------------------------------------------------------------------------
objection to such refiled claims held by the Company). Additionally, the Settlement Agreement contemplated the withdrawal with prejudice of Directors and Officers' Securities Litigation-related Class 8 Claims for indemnification, but similarly recognized their right to refile such claims under appropriate circumstances (with the requisite reservation of all of the Company's rights).

(3) Claim number 722, filed by Credit Suisse First Boston ("CSFB"), asserted not only a Class 8 Claim for indemnification on account of the Securities
Litigation in connection with CSFB's role as an Underwriter of Holdings stock, but also asserted a $6 million Class 7 Claim against Holdings in connection with certain investment banking services. As more fully set forth in a Stipulation between the Debtors and CSFB dated February 11, 2003 (the "CSFB Stipulation"), which was approved by this Court, the Class 7 portion of Claim number 722 was reduced to, and allowed as, a non-priority unsecured Claim against Holdings in the amount of $2 million. This amount was paid to CSFB, plus post-petition interest, following the occurrence of the October 9, 2003 effective date of the Plan as to Holdings. Nothing in the 502(e) Objection or the Consent Order has had, or shall have, any effect on CSFB's Class 7 Claim.

          12. With the resolution of the Securities Litigation (complete with the withdrawal of related Class 8 Director and Officer Claims related to such litigation) and the disallowance of the Underwriter Claims and any residual Class 8 Director and Officer Claims, the Company substantially has completed the claims administration process, as all filed Claims against the Debtors' Estates have been addressed and resolved.(4) Similarly, the Examiner has completed his work in connection with Class 7 Claims, as settlements with each of the former officers and directors whose Claims were subject to his investigation have been reached and approved by this Court.

          13. Once it became clear that the claims administration process was nearing its conclusion, the Company began receiving renewed inquiries from shareholders as to when the Company would contemplate making distributions to equity under the Plan. In fact, these requests actually date back to the initial promulgation of the Plan, earlier versions of which provided only for a single distribution to holders of Claims and Interests in Classes 8 through 11 under the Plan on the Termination Date, defined as the "date on which the Debtors make the final distribution of the Liquidation Proceeds in accordance with the Plan." Plan, at Section 1.56; see also Plan, at Sections 4.8-4.11,
5.6. Prior to confirmation, Plan section 5.20 was inserted to provide as follows:

          5.20 Interim Distributions to Interests. In the event that Holdings determines that it is practicable to make a distribution to holders of Allowed Interests prior to the Termination Date, it shall file its proposed procedure with the Bankruptcy Court and apply to the Bankruptcy Court for authorization to make such distribution, whereupon the Bankruptcy Court shall schedule a hearing on such application on notice to the United States Trustee and such other

--------------
(4) Two unliquidated claims filed by affiliates of American International Group, Inc. on account of, among other things, premiums, deductibles and other related fees, expenses or obligations in connection with certain D&O insurance policies, remain on the Debtors' claims register; however, the Company currently is negotiating the stipulated withdrawal of these Claims and does not anticipate that such Claims will be an impediment to the relief sought herein.

          parties in interest as the Bankruptcy Court may direct. In the event any other party in interest determines that it is practicable to make a distribution to holders of Allowed Interests prior to the Termination Date, it shall deliver its proposed procedure to Holdings. In the event that Holdings does not accept such procedure, such party in interest may apply to the Bankruptcy Court for an order directing Holdings to make such a distribution, whereupon the Bankruptcy Court shall schedule a hearing on such application on notice to Holdings, the United States Trustee and such other parties in interest as the Bankruptcy Court may direct.

Plan, at Section 5.20. Recently, counsel for shareholder Riverside Contracting, LLC appeared at the hearing on the 9019 Motion to approve the compromise of the Securities Litigation-related Claims, to put its request for interim distributions on the record in light of the resolution of Class 8 Claims as discussed above.

                               RELIEF REQUESTED

          14. The Company desires to accommodate the requests for an interim distribution and believes that it is, in fact, practicable to do so at this time within the meaning of section 5.20 of the Plan. Accordingly, by this Motion, the Company respectfully seeks entry of an order permitting interim distributions to holders of Allowed Class 8 Claims(5) and Allowed Interests under the Plan and/or establishing certain reserves in respect of various Interests, as set forth below.

          15. In furtherance of its fiduciary duties, the Company believes that it is important to offer remaining stakeholders an interim distribution, yet simultaneously, believes that it is prudent to proceed conservatively, so as to provide a sufficient cushion of assets remaining in Holdings' estate that would protect distribution recipients against any risk of

--------------
(5) Given the mechanism under the Plan that provides for the conversion of Class 8 Claims to shares of common stock in Holdings pursuant to a Deemed Exercise, for the purposes of interim distributions as proposed hereunder, Allowed Class 8 Claims shall be treated as "Allowed Interests" within the meaning of Section 5.20 of the Plan that are eligible for an interim distribution.

disgorgement. In that regard, the Company has taken the following steps: (i) budgeting for current accounts payable and future known administrative expenses that could be incurred through the closure of these cases; (ii) establishing a contingency fund in the event of unanticipated future expenses; and (iii) setting aside a specified reserve as provided in that certain Notice of Proposed Final Payment to Automated Power Exchange, Inc. ("APX") dated October 28, 2003. In budgeting on account of these potential future expenditures, the Company specifically has consulted with the Examiner in light of the progress of his investigation, and has set aside substantial monies to fund litigation by the Examiner against the Enron Parties, if and to the extent initiated.

          16. Based on the foregoing assumptions, and based on the number of shares of Holdings Common Stock that constitute Interests in Class 9 and the number of deemed or actual shares of Holdings Common Stock that will ultimately result from (a) the conversion of pending Class 8 Claims(6) pursuant to Sections 1.53 and 4.8 of the Plan and (b) the actual or deemed exchange of Exercisable Options and Holdings Warrants pursuant to Sections
4.10 and 4.11 of the Plan, the Company believes that it would be appropriate to distribute forty cents per share (40(cent)/share) on an interim basis (the "Interim Distribution").(7) For tax purposes, the Company intends to treat Interim Distributions as a distribution in complete liquidation that could

--------------
(6) The only currently pending Class 8 Claim is the Consent Claim in the amount of approximately $546,000, which was Allowed by operation of the Underwriter Consent Order.

(7) The Company intentionally did not include in this Motion a discussion of the calculations and other details underlying the proposed per-share Interim Distribution amount, because these details involve material non-public information which, if disclosed, would disrupt the integrity of the public securities market in which Holdings Common Stock still freely trades. The Company is, however, amenable to making such details available in the event that any party-in-interest herein reasonably requests it, but only to the extent that the requesting party agrees to be bound by an appropriate protective order that would (i) restrict any party receiving the non-public information from thereafter purchasing, selling or trading in any Interests in Holdings, and (ii) limit any use by the receiving party of such non-public information in connection with any response to this Motion that might be filed.

constitute a capital gain or loss to the recipient,(8) as applicable; however, remaining stakeholders are urged to consult their own tax professionals as to this or any alternative tax treatment.

          17. The Company further proposes that the following procedures in respect of Interim Distributions be implemented:

               (a) Establishment of an Interim Record Date. The date that is ten (10) business days after the date that an order approving this Motion is entered and becomes a Final Order(9) will be the record date (the "Interim Record Date") for purposes of determining the holders of shares (or deemed shares) in Holdings Common Stock eligible for distribution on account of Class 8 Claims or Class 9 Interests. The Interim Record Date will be considered separate and distinct from the record date that will serve as the basis for final distributions under the Plan;

               (b) Exercise of Options and Warrants. In order for any holder thereof to be eligible for an Interim Distribution, Exercisable Options and Holdings Warrants must be validly and properly exercised and converted to Class 9 Interests no later than three (3) business days prior to the Interim Record Date, including, but not limited to, providing written notice of the intent to exercise and tendering to the Company the appropriate payment. The exercising holder will

--------------
(8) Specifically, for federal income tax purposes, the Company intends to treat the Interim Distributions as part of a series of distributions in redemption of all of the outstanding stock of the Company resulting in a complete liquidation of the Company. Pursuant to section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), and Revenue Ruling 85-48, 1985-1 C.B. 126 (Jan. 01, 1985), each stakeholder may treat the Interim Distributions as a non-taxable return of basis to the extent thereof and thereafter, as capital gain or loss (assuming such stakeholder held its interest in the Company as a capital asset within the meaning of section 1221 of the Code). However, no capital loss may be claimed until the final liquidating distribution is received. Any such capital gain or loss will generally be long-term capital gain or loss if the stakeholder has held its interest in the Company for more than one year at the time of the distribution. All stakeholders in the Company are urged to consult their own tax advisors with regard to this or any alternative tax treatment (including, but not limited to, state, local, foreign, gift and estate tax laws).

(9) The Plan defines Final Order as:

          an order or judgment, the operation or effect of which has not been stayed, reversed, modified, or amended and as to which order or judgment the time to appeal, petition for certiorari, or seek reargument, review or rehearing has expired and as to which no notice of appeal, petition for certiorari, or motion for reargument, review or rehearing was timely filed or, if timely filed, the order or judgment has been affirmed by the highest court to which the order or judgment was appealed or from which the reargument or rehearing was sought, or certiorari has been denied, and the time to file any further appeal or to petition for certiorari or to seek further reargument or rehearing has expired

Plan, at Section 1.29.

                    receive share certificates contemporaneous with the applicable Interim Distribution amount.(10)

                    The notice of intent to exercise the Exercisable Options or Holdings Warrants, as applicable, must specify whether the holder thereof desires to tender payment in cash (thereby entitling the holder to receive 40(cent) per share on an interim basis based upon a five-cent strike price), or by netting the exercise price against the Interim Distribution (thereby entitling the holder to receive 35(cent) per share on an interim basis). For these purposes, it is assumed that holders of Exercisable Options and Holdings Warrants with a strike price in excess of forty cents per share will choose not to exercise at this time. See infra n. 13 and accompanying text.

                    Absent timely and valid exercise by the respective holders, no distribution will be made on Exercisable Options and Holdings Warrants on an interim basis, but will only be made (in full) on the Termination Date, as more fully set forth in the Plan;

               (c) List of Interest Holders. Pursuant to Bankruptcy Rule 1007(i), the Company shall work with the Company's current transfer agent, Mellon Investor Services ("Mellon"),to compile within two (2) business days after the Interim Record Date a list containing names, addresses and holdings of their respective holders of record of Holdings Common Stock as of the Interim Record Date. The Company shall also compile a list containing names, addresses and holdings of (i) any certificated holders of Interests in Class 9, inclusive of all persons who timely and validly exercise any Exercisable Options or Holdings Warrants subsequent to the date hereof, and (ii) the holder of the Class 8 Consent Claim;

               (d) Interim Distributions. Mellon shall mail checks on account of the Interim Distribution allocable to each holder of Allowed Interests within ten (10) days after the Interim Record Date. Any broker, bank, proxy, intermediary, agent or other nominee (collectively, the "Representatives") that is a record holder of Interests as of the Interim Record Date, or is the agent for, or acting by the authority of, such record holder, shall be directed to cause to be distributed the respective Interim Distribution amounts to the beneficial holders for whom the Representative serves as record holder within five (5) business days after receipt of same from the Company;

------------------
(10) Even if Holdings Warrants held by any of the Enron Parties are timely and validly exercised, for the reasons set forth in paragraphs 18 and 19, the Company will not make any distributions to the Enron Parties on an interim basis, but will augment the Enron Reserve (as defined below) by the appropriate amount on account of exercised Class 11 Interests.

               (e) Fees and Expenses. The Company shall, upon request, reimburse Mellon and the Representatives (or their agents) in accordance with customary procedures for their reasonable and customary out-of-pocket expenses incurred in performing the tasks described in paragraphs 17(c) and
                    (d) herein. The Bankruptcy Court shall retain jurisdiction to resolve any disputes regarding the payment of such fees or expenses; and

               (f) Remaining Proceeds Pending Final Distributions. The Company shall maintain the undistributed Estate proceeds, inclusive of any amounts in the Enron Reserve (as defined below) or on account of unexercised options and warrants, in accordance with the provisions hereof until such time as the Termination Date occurs and final distributions are made.

          18. The Plan speaks specifically in terms of the Company's ability (and that of other parties-in-interest) to seek authority for the making of interim distributions only to "holders of Allowed Interests" See Plan, at
Section 5.20 (emphasis supplied); see also supra, at Paragraph 13. Other than as set forth below, see infra at n. 12, the Company does not propose by this Motion to make any distributions to any of the Enron Parties because, by operation of the Plan, the Interests of the Enron Parties cannot be considered Allowed within the meaning of the Plan at this juncture:

          Nothing contained in this Plan or the Confirmation Order is intended to, nor shall it be deemed to, limit the powers of the Examiner as set forth in the Examiner Order, which order shall remain in full force and effect after the Confirmation Order is entered and the Plan is confirmed. Without in any way limiting the generality of the foregoing, no Claim or Interest that is subject to investigation by the Examiner shall be Allowed without (a) the written consent of the Examiner and the Debtors or (b) a Final Order of the Bankruptcy Court.(11)

Plan, at Section 12.1 (emphasis supplied). Accordingly, insofar as the Enron Parties do not currently have Allowed Interests, the Company proposes to reserve in full the Interim Distribution that

--------------
(11) Upon information and belief, the Examiner has concluded the investigation of, and/or has entered into settlements with, all Claims and Interests that were subject to the Examiner Order other than those of the Enron Parties.

otherwise would have been afforded the Enron Parties on account of any identifiable(12) Interests held by such parties (the "Enron Reserve").

          19. The Company contemplates that the Enron Reserve would be maintained as to each Enron Party until an Interim Distribution permissibly could be made to any such Enron Party, which will be the earlier of: (i) such time as either condition of section 12.1 of the Plan is fulfilled as to any or all of the Enron Parties, and their respective Interests therefore become Allowed Interests; or (ii) a final order is entered approving a settlement, if any, by and among the Examiner, the Company and any or all of the Enron Parties. If an Interim Distribution is made to any Enron Party pursuant to the provisions of this paragraph 19, if approved, the Company proposes that the remaining amounts in the Enron Reserve (after the resultant Interim Distribution to the affected Enron Party or Parties) continue to be maintained for the benefit of all other Enron Parties who have yet to receive an Interim Distribution.

          20. The Company will provide for the reserves identified for in paragraphs 17(b) (unexercised options and warrants) and 18 (the Enron Reserve) by making appropriate accounting entries on its books and records; no physical segregation of funds will take place. The Company will continue to manage all undistributed Estate proceeds following Interim Distributions through the date of final distributions, and will invest such funds according to the provisions of Section 5.7 of the Plan. However, the Company further proposes that upon the making of final distributions in these cases, the Company will account for those Interests that did not receive an Interim Distribution as set forth in paragraphs 17(b) and 18 hereof by: (i)





------------------------

(12) Because of the nature of the securities markets, the Company is only able reasonably to identify those Class 9 Interests held by the Enron Parties that are certificated, as set forth on Exhibit A hereto. It is impracticable for the Company to determine the identities of beneficial holders underneath the Representatives. Accordingly, if any Enron Party holds Interests in "street name" through a brokerage house or other holder of record, the Company would not reasonably be able to prevent an Interim Distribution from reaching that person. However, the Company presumes that the vast majority - if not all - of the Interests held by the Enron Parties are set forth on Exhibit A and thus could be reserved for as provided herein.

ensuring that each such party's Interim Distribution Amount is added to the residual per-share amount to be distributed to all other eligible Interests on the Termination Date; and (ii) providing interest on the Interim Distribution amount at the blended rate allocable to all Company investments, to account for the delay in receipt of such Interim Distribution amount.


                           ARGUMENT AND AUTHORITIES

          21. Section 5.20 of the confirmed Plan specifically contemplates that, when practicable, the Company or any other party-in-interest may seek an order of this Court permitting interim distributions to Classes 8 through 11 under the Plan. Additionally, section 1142(b) of the Bankruptcy Code authorizes the entry of orders by a court to "effect a transfer of property dealt with by a confirmed plan, and to perform any other act ... that is necessary for the consummation of the plan." 11 U.S.C. Section 1142(b).

          22. The relief requested in the Motion is a product of significant time and effort, designed to arrive at a process for accomplishing Interim Distributions in a manner that is efficient, fair and comprehensive. Each aspect of the proposed mechanism is an attempt by the Company to harmonize (i) the interests of the remaining stakeholders in receiving a portion of their distributions in the near term, (ii) the realities of the securities markets and the need for continued free alienability of Holdings Common Stock, (iii) the ability of the Examiner to carry out his duties, (iv) the terms of the Plan and the related Confirmation Orders and (v) the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

          23. First, Bankruptcy Rule 3021 provides authority for establishment of an Interim Record Date in addition to the record date that will be established for final distributions in these cases:

               [A]fter a plan is confirmed, distributions shall be made to creditors whose claims have been allowed, to interest holders whose interests have not been disallowed.... For purposes of this rule, ... interest holders include the holders of stock and other equity securities, of record at the time of the commencement of distribution unless a different time is fixed by the plan or the order confirming the plan.

Fed. R. Bankr. P. 3021. The Plan clearly contemplated that Interim Distributions could be made so long as an appropriate and workable mechanism could be devised. In this case, in order to enhance the continued alienability of Holdings Common Stock following the making of Interim Distributions, two record dates are necessitated. Were the Interim Record Date the only benchmark for the making of distributions (interim and final), no rational person would purchase any Interests in Holdings following Interim Distributions, because only the transferor - the beneficial holder as of the Interim Record Date - would be eligible to receive a final distribution. Accordingly, a "practicable" method of making Interim Distributions as contemplated by
Section 5.20 of the Plan demands the establishment of dual record dates as provided herein.


          24. A "practicable" mechanism for making Interim Distributions as envisioned by Section 5.20 of the Plan also strongly suggests that Interim Distributions only be made to holders of Allowed Claims in Class 8 and Interests in Class 9 at this time. The Company submits that it is only appropriate at this time to make Interim Distributions to putative holders of Interests in Classes 10 and 11 to the extent that they actually exercise their options or warrants, as applicable - thereby converting and placing their Interests in Class 9. It would not be practicable to accomplish the "deemed exercise" envisioned by the Plan on an interim basis because there are no objective criteria to determine at this point which such options or warrants are definitively "in the money," which presents the risk that the Company could inappropriately overdistribute Estate assets, given the large number of shares and concomitant dilutive effect that would result from the deemed exercise of each successive set of options or warrants. Although a known quantity, the price at which Holdings stock is trading on the pink sheets - as of the date hereof, 70 cents per share - is not a valid benchmark for these purposes, because the public market for Holdings stock is insufficiently liquid to be an appropriate measure of its value.

25. Numerous Exercisable Options and all of the Holdings Warrants bear a strike price of five cents (5(cent)) and are held by a small number of persons.(13) Given the difference between a five-cent strike price and the forty-cent proposed Interim Distribution, requiring the actual exercise of Exercisable Options and Holdings Warrants does not impose a difficult economic decision on holders of these equity securities. Moreover, as set forth on Exhibit B hereto, the holders of five-cent options or warrants are a limited universe of sophisticated parties who are well-equipped to make the economic decision to exercise now and receive an Interim Distribution, or instead to await final distributions. In comparison to the great prejudicial effects on all parties that would be wrought by overdistribution, the prerequisite that holders of Interests in Classes 10 and 11 exercise their options or warrants imposes no undue burden on any option or warrant holder. Accordingly, the Company requests that any order granting this Motion require that Exercisable Options and Holdings Warrants be timely and validly exercised as provided in paragraph 17(b) above.(14)

          26. Overall, the relief requested in this motion is clearly in the best interests of the Debtors' Estates and remaining stakeholders. Recognizing the time value of their money, it is certain remaining stakeholders who specifically have requested that the Company bring such a




------------
(13) The strike prices of the remaining Exercisable Options range from 74(cent) to $21.00 per share.

(14) To that end, in addition to the filing of an 8-K (which will be accomplished concurrent with the filing of this Motion), as set forth in paragraph 34 below, the Company will provide notice of the "actual exercise" requirement by serving this Motion on any holder of Interests in Class 10 or Class 11 whose Interests are currently "in the money" based on a proposed forty cent per share Interim Distribution, all of which are set forth on Exhibit B hereto.

motion before this Court. The Company believes that it is reasonable and appropriate to make the proposed Interim Distributions, because if Class 8 claimants and holders of Interests were to have in hand even a portion of their anticipated recoveries, they would have choices for the highest and best uses of their portion of the proceeds of the Debtors' Estates that are not available to them now, either by choosing a more aggressive, higher yield investment vehicle or, alternatively, spending distributions in furtherance of a more immediate need or purpose.

          27. The Company believes that the proposed mechanism for calculating and disseminating Interim Distributions outlined in paragraphs 16 through 20 is reasonable and appropriate under the circumstances. The Company's approach realizes a sizable Interim Distribution to stakeholders, yet simultaneously has utilized conservative assumptions so as to protect each stakeholder's final distribution. Indeed, a distribution of forty cents per share on stock currently trading at seventy cents per share is a substantial interim distribution with respect to the Debtors' Estates. Proceeding conservatively and distributing only the proposed portion of remaining Estate Proceeds is important, so as to minimize any risk that the Company will have distributed too much, which could require disgorgement. Cf. In re Forty-Eight Insulations, Inc., 115 F.3d 1294, 1302-03 (7th Cir. 1997) (upholding order allowing interim distributions of asbestos trust proceeds to be made by Trustee to allowed claimants based on Trustee's reserves; Trustee's reserves were a reasonable and prudent exercise of his discretion under the relevant circumstances of the trust and given the number and relevant merit of disputed claims).

          28. Notably, the Company does not propose to establish any specific reserve in favor of the Underwriters on account of any speculative liability that may or may not be assessed against the Underwriters in any continuation of the Securities Litigation as to those parties, or to any former Director or Officer whose Class 8 Claims were the subject of the 502(e)

Objection and/or are being deemed withdrawn by operation of the Settlement Agreement. Aside from the allowed Consent Claim, all remaining Class 8 Claims of the Underwriters were disallowed pursuant to the Underwriter Consent Order and by operation of section 502(e)(1)(B) of the Bankruptcy Code, and all Class 8 Claims by former Directors and Officers were similarly disallowed or deemed withdrawn with prejudice.

          29. Accordingly, other than in respect of the Consent Claim, notwithstanding any extant rights under sections 502(e)(2) and 502(j) of the Bankruptcy Code (to the extent applicable), the Underwriters and the affected Directors and Officers are not "creditors" of the Debtors' Estates within the meaning of section 101(10) of the Bankruptcy Code, as they do not currently hold any "claim" within the meaning of section 101(5) of the Bankruptcy Code. Any reading of the Bankruptcy Code, the Plan and applicable orders of this Court that would suggest that the Company must make a reserve in favor of these entities and individuals - on claims that do not currently exist - would eviscerate the benefits of section 502(e) of the Bankruptcy Code and render the relief obtained by the Company for the benefit of its remaining stakeholders pursuant to the 502(e) Objection meaningless.

          30. It further should be noted that even if the Underwriters and former Directors and Officers were to later successfully move for reconsideration of their claims under section 502(j) of the Bankruptcy Code or refile such claims under 502(e)(2) of the Bankruptcy Code, the Company would not seek to recover any Interim Distributions to be made pursuant to any order granting this Motion. Although courts have established that "[s]ection 502(j) contemplates the possibility for claim reconsideration after confirmation of a plan and distribution under the plan," see, e.g., Green Tree Fin. Servicing Corp. v. Tanksley (In re Tanksley), No. 95-10946, 1995 WL 17005379, at *3 (Bankr. S.D. Ga. Dec. 15, 1995), by its
terms and consistent with judicial decisions, the reconsideration and allowance of a claim pursuant to section 502(j) cannot disrupt proper distributions previously made to holders of other allowed claims. See 4 COLLIER ON BANKRUPTCY PARAGRAPH 502.11[2] at 502-76 (15th ed. Rev. 2003) ("By the express terms of section 502(j), the reconsideration of a claim cannot upset proper distributions already made to holders of other allowed
claims....in certain instances, the distribution of assets in a case or under a confirmed plan may make reconsideration moot."); see also Still v. Rossville Bank (In re Chattanooga Wholesale Antiques, Inc.), 930 F.2d 458, 463-64 (6th Cir. 1991) (holding that a court's authority to reconsider a claim does not grant the trustee power to recover dividends already paid under a confirmed plan). Nor would it be sensible, given the large number of persons as to whom Interim Distributions are proposed to be made hereunder, for the Company to undertake to recover any such payments - such a requirement essentially would render Interim Distributions impracticable, which would undermine the one predicate under the Plan necessary for the bringing of this Motion in the first place. See Plan, at Section 5.20 ("In the event that Holdings determines that it is practicable to make a distribution to holders of Allowed Interests prior to the Termination Date, it shall file its proposed procedure with the Bankruptcy Court and apply to the Bankruptcy Court for authorization to make such distribution...").

          31. Accordingly, the Company respectfully requests that this Court direct that additional reserves need not be established for the Underwriters and the Directors and Officers, and, consequently, that any order approving this Motion specifically provide that any Interim Distribution validly made shall not be required to be disgorged or returned in the event that a Class 8 Claim of any Underwriter, Director or Officer is refiled or reconsidered and, ultimately, Allowed.

          32. Finally, consistent with Remaining Debtors' Confirmation Order, the Company respectfully requests that the any order approving this Motion similarly provide that any Interim Distribution validly made shall not be required to be disgorged or returned in the event of an adverse ruling with respect to the pending appeals of the Confirmation Orders. Specifically, this Court previously has ruled that:

               If any or all of the provisions of this Order are hereafter reversed, modified or vacated by subsequent orders of the Bankruptcy Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations undertaken or incurred under or in connection with the Second Amended Plan prior to the Remaining Debtors' receipt of written notice of any such order.

Remaining Debtors' Confirmation Order, at Paragraph 21. Application of this important provision of the Confirmation Orders is especially appropriate in light of the fact that no stay of the NewPower Confirmation Order was ever sought, and a stay pending appeal of the Remaining Debtors' Confirmation Order was denied at both the Bankruptcy Court and the District Court level.

          33. For all of the foregoing reasons, the Company respectfully submits that the relief requested in this Motion is in the best interests of the Debtors' Estates and their remaining stakeholders, and should be approved.

                                    NOTICE

          34. Notice of this Motion has been given to: (a) the Office of the United States Trustee; (b) counsel for the Committee; (c) counsel for Enron Corp. and certain of its affiliates; (d) each of the Enron Parties listed on Exhibit A hereto; (e) the holder of the Class 8 Consent Claim; (f) the holders of Interests in Classes 10 and 11 identified on Exhibit B hereto; (g) counsel to each of the Underwriters; (h) counsel to the Directors and Officers; (i) the Examiner; (j) counsel to Riverside Contracting LLC; (k) Kellogg Capital;
(l) Contrarian Capital Management, LLC; (m) Carlson Capital, L.P.; (n) Ranger Capital; and (o) any party requesting notice pursuant to Bankruptcy Rule 2002. The Company believes that such notice is appropriate under the circumstances, and respectfully requests that this Court dispense with and waive the requirement of any other or further notice.

          35. Specifically, the Plan provision creating the possibility of interim distributions specifically contemplated that this Court would undertake to fix the form and manner of notice of this Motion. See Plan, at
Section 5.20 ("the Bankruptcy Court shall schedule a hearing on such application on notice to the United States Trustee and such other parties in interest as the Bankruptcy Court may direct."). Moreover, Bankruptcy Rule 9007 provides, in pertinent part, that "[w]hen notice is to be given under these rules, the court shall designate, if not otherwise specified herein, the time within which, the entities to whom, and the form and manner in which the notice shall be given." Fed. R. Bankr. P. 9007.

          36. In constructing a Plan provision that anticipated the possibility of interim distributions, feasibility of accomplishing the interim distributions was viewed as a substantial consideration, which is why the Plan states that interim distributions would be made if and when the parties determined (with the approval of this Court) that a "practicable" process could be achieved. These realistic concerns are no less important when it comes to the filing and service of, and the conduct of a hearing on, this Motion itself.

          37. The manner of notice of this Motion set forth in paragraph 34 above has been designed to afford broad notice of the relief to be requested in the Motion, while balancing inherent practical and logistical concerns. First, the Company has identified the numerous remaining stakeholders, including the Enron Parties and various prominent shareholders, that are most likely to desire to be heard in connection with the Motion and propose that the Motion specifically be served on such parties-in-interest. Second, many remaining stakeholders filed notices pursuant to Bankruptcy Rule 2002 and automatically will receive the Motion thereby, together with an accompanying notice of motion, hearing date and objection deadline. Third, concurrent with the filing of this Motion and in accordance with the applicable rules and regulations of the Securities and Exchange Commission, because Holdings Common Stock continues to be publicly traded, the Company will file an appropriate form 8-K to which a copy of this Motion will be attached. Accordingly, it is likely that many shareholders that have not otherwise appeared in these chapter 11 cases nonetheless will be afforded notice of the filing of, and the substance of the relief requested in, this Motion. Finally, the Company believes that any benefit that would be gained by even broader notice - such as serving every Class 9, Class 10 and Class 11 Interest holder with the Notice of Motion and the Interim Distribution Motion - would be substantially outweighed by the costs (both temporal and monetary) of doing so.

          38. For the foregoing reasons, the Company respectfully requests that, in any Order approving this Motion, this Court include a finding that the giving of notice as set forth herein was appropriate under the circumstances, such that no other or further notice is required.

                                NO PRIOR RELIEF

39. The Company has not previously sought the relief requested herein from this Court or any other Court.

          WHEREFORE, the Company respectfully requests entry of an order substantially in the form annexed hereto, and such other and further relief as is just and proper under the circumstances.

Dated:  New York, New York
        May 7, 2004             SIDLEY AUSTIN BROWN & WOOD LLP

                                   /s/ Richard W. Havel
                                   ------------------------------
                                   By:  Richard W. Havel
                                   (A Member of the Firm)
                                   555 W. Fifth Street
                                   40th Floor
                                   Los Angeles, California  90013
                                   Telephone (213) 896-6000
                                   Telecopier (213) 896-6100

                                             - and -

                                   William M. Goldman
                                   Geoffrey T. Raicht
                                   787 Seventh Avenue
                                   New York, New York  10019
                                   Telephone (212) 839-5300
                                   Telecopier (212) 839-5599

                                             - and -

                                   KING & SPALDING LLP
                                   Paul K. Ferdinands
                                   Georgia Bar No. 258623
                                   Gregory S. Bianchi
                                   Georgia Bar No. 056404
                                   191 Peachtree Street
                                   Atlanta, Georgia  30303
                                   Telephone (404) 572-4600
                                   Telecopier (404) 572-5100


                                   Co-Counsel for NewPower Holdings, Inc.
                                   The NewPower Company and TNPC Holdings, Inc.

                                   EXHIBIT A


          Enron Parties Identified in the Examiner Consent Order and Their Respective Holdings



======================================================================================================
       NAME OF ENRON PARTY                      KNOWN INTERESTS IN HOLDINGS
       -------------------                      ---------------------------
------------------------------------------------------------------------------------------------------
Enron Corp.                                                                          --
------------------------------------------------------------------------------------------------------
Enron Energy Services, Inc.                  8,650,400 shares - Common Stock
------------------------------------------------------------------------------------------------------
Enron North America Corp.                                                            --
------------------------------------------------------------------------------------------------------
Enron Power Marketing Inc.                                                           --
------------------------------------------------------------------------------------------------------
Enron Energy Services, LLC                                                           --
------------------------------------------------------------------------------------------------------
Cortez Energy Services, LLC                  5,000,000 shares - Common Stock
------------------------------------------------------------------------------------------------------
LJM2-TNPC, LLC                               4,554,692 shares - Common Stock
------------------------------------------------------------------------------------------------------
All affiliates of any of the above:
      McGarrett I, LLC                       6,766,400 Class A Warrants
      McGarrett II, LLC                      8,458,200 Class A Warrants
      McGarrett III, LLC                     2,791,800 Class A Warrants
      EES Warrant Trust                      24,117,800 Class A Warrants
------------------------------------------------------------------------------------------------------
Lou L. Pai                                   1,032,000 shares - Common Stock (held by Lanna L. Pai)
------------------------------------------------------------------------------------------------------

Total                                        61,371,292
======================================================================================================

                                   EXHIBIT B


                  Options and Warrants - 5(cent) Strike Price


                                                            TYPE OF                NUMBER OF SHARES
              NAME OF HOLDER                               INTEREST                  REPRESENTED
              --------------                               --------                 ------------

Ari Benacerraf                                                Option                      10,000
Eugene B. Shanks                                              Option                      10,000
Richard L. Weill                                              Option                      10,000
DLJ Merchant Banking Partners II, L.P.                    Class A Warrant              3,746,800
DLJ Merchant Banking Partners II-A, L.P.                  Class A Warrant                149,400
DLJ Offshore Partners II, C.V.                            Class A Warrant                184,200
DLJ Diversified Partners, L.P.                            Class A Warrant                219,000
DLJ Diversified Partners-A, L.P.                          Class A Warrant                 81,400
DLJMB Funding II, Inc.                                    Class A Warrant                725,600
DLJ Millennium Partners, L.P.                             Class A Warrant                 60,600
DLJ Millennium Partners-A, L.P.                           Class A Warrant                 11,800
DLJ EAB Partners, L.P.                                    Class A Warrant                 16,800
DLJ ESC II, L.P.                                          Class A Warrant                745,000
DLJ First ESC, L.P.                                       Class A Warrant                  7,200
Contrarian Capital Management, L.L.C.                     Class A Warrant              5,250,000
California Public Employees Retirement System-
Surfboards                                                Class A Warrant              5,404,800
Ontario Teachers Pension Plan Board                       Class A Warrant              5,682,400
McGarrett I, L.L.C.                                       Class A Warrant              6,766,400
McGarrett II, L.L.C.                                      Class A Warrant              8,458,200
McGarrett III, L.L.C.                                     Class A Warrant              2,791,800
EES Warrant Trust                                         Class A Warrant             24,117,800
                                                                                  -----------------
Total                                                                                 64,449,200

                     IN THE UNITED STATES BANKRUPTCY COURT
                     FOR THE NORTHERN DISTRICT OF GEORGIA
                                NEWNAN DIVISION

In re                                  )         Chapter 11
                                       )
THE NEW POWER COMPANY, et al.,         )   Jointly Administered
                       -- ---          )
                                       )   Case Nos. 02-10835 through 02-10837
                     Debtors.          )
                                       )   Judge W. Homer Drake, Jr.
                                       )


                       ORDER AUTHORIZING THE PAYMENT OF
         INTERIM DISTRIBUTIONS TO CLASSES 8 THROUGH 11 UNDER THE PLAN

          Upon the Motion dated May 6, 2004 (the "Motion")(1) filed by NewPower Holdings, Inc. ("Holdings"), The NewPower Company ("NewPower") and TNPC Holdings, Inc. ("TNPC" and, collectively, the "Company" or the "Debtors"), seeking entry of an Order permitting the Company to make interim distributions to Classes 8 through 11 under the Plan; and due and proper notice having been afforded to (a) the Office of the United States Trustee, (b) counsel for the Committee, (c) counsel for Enron Corp. and certain of its affiliates, (d) each of the Enron Parties listed on Exhibit A to the Motion, (e) the holder of the Class 8 Consent Claim, (f) the holders of Interests in Classes 10 and 11 identified on Exhibit B to the Motion, (g) counsel to each of the Underwriters, (h) counsel to the Directors and Officers, (i) the Examiner, (j) counsel to Riverside Contracting LLC, (k) Kellogg Capital, (l) Contrarian Capital Management, LLC, (m) Carlson Capital, L.P., (n) Ranger Capital, and
(o) any party requesting notice pursuant to Bankruptcy Rule 2002; and no other or further notice being necessary or required under the circumstances; and a hearing on the Motion having been held before this Court (the "Hearing"); and the relief requested in the Motion being in the best interests of the Company and the



-----------------
(1) Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Motion related hereto.

Debtors' Estates, creditors and other parties in interest; and upon the full record of the Hearing and all prior proceedings in these cases, and after due deliberation and sufficient cause appearing therefor, it is therefore:

          ORDERED, that the Motion is approved; and it is further

          ORDERED, that the Company is hereby authorized to make Interim Distributions to holders of Allowed Class 8 Claims and Allowed Interests according to the following procedures:

               (a) Establishment of an Interim Record Date. The date that is ten (10) business days after the date that an order approving this Motion is entered and becomes a Final Order shall be the record date (the "Interim Record Date") for purposes of determining the holders of shares (or deemed shares) in Holdings Common Stock eligible for distribution on account of Class 8 Claims or Class 9 Interests. The Interim Record Date shall be considered separate and distinct from the record date that will serve as the basis for final distributions under the Plan;

               (b) Exercise of Options and Warrants. In order for any holder thereof to be eligible for an Interim Distribution, Exercisable Options and Holdings Warrants must be validly and properly exercised and converted to Class 9 Interests no later than three (3) business days prior to the Interim Record Date, including, but not limited to, providing written notice of the intent to exercise and tendering to the Company the appropriate payment. The exercising holder will receive share certificates contemporaneous with the applicable Interim Distribution amount.

                    The notice of intent to exercise the Exercisable Options or Holdings Warrants, as applicable, must specify whether the holder thereof desires to tender payment in cash, or by netting the exercise price against the Interim Distribution.

                    Absent timely and valid exercise by the respective holders, no distribution will be made on Exercisable Options and Holdings Warrants on an interim basis, but will only be made (in full) on the Termination Date, as more fully set forth in the Plan;

               (c) List of Interest Holders. Pursuant to Bankruptcy Rule 1007(i), the Company shall work with Mellon to compile within two (2) business days after the Interim Record Date a list containing names, addresses and holdings of their respective holders of record of Holdings Common Stock as of the Interim Record Date. The Company shall also compile a list containing names, addresses and holdings of (i) any certificated holders of Interests in Class 9, inclusive of all persons who timely and validly exercise any Exercisable Options or Holdings Warrants subsequent to the date hereof, and (ii) the holder of the Class 8 Consent Claim;

               (d) Interim Distributions. Mellon shall mail checks on account of the Interim Distribution allocable to each holder of

                    Allowed Interests within ten (10) days after the Interim Record Date. Any broker, bank, proxy, intermediary, agent or other nominee (collectively, the "Representatives") that is a record holder of Interests as of the Interim Record Date, or is the agent for, or acting by the authority of, such record holder, shall be directed to cause to be distributed the respective Interim Distribution amounts to the beneficial holders for whom the Representative serves as record holder within five (5) business days after receipt of same from the Company;

               (e) Fees and Expenses. The Company shall, upon request, reimburse Mellon and the Representatives (or their agents) in accordance with customary procedures for their reasonable and customary out-of-pocket expenses incurred in performing the tasks described in paragraphs 17(c) and
                    (d) of the Motion and herein. The Bankruptcy Court shall retain jurisdiction to resolve any disputes regarding the payment of such fees or expenses; and

               (f) Remaining Proceeds Pending Final Distributions. The Company shall maintain the undistributed Estate proceeds, inclusive of any amounts in the Enron Reserve or on account of unexercised options and warrants, in accordance with the provisions hereof until such time as the Termination Date occurs and final distributions are made;

and it is further

          ORDERED, that no Interim Distributions shall be made to any of the Enron Parties until the earlier of: (i) such time as either condition of section 12.1 of the Plan is fulfilled as to any or all of the Enron Parties, and their respective Interests therefore become Allowed Interests; or (ii) a final order is entered approving a settlement, if any, by and among the Examiner, the Company and any or all of the Enron Parties; and it is further

          ORDERED, that the Company shall maintain an appropriate amount in the Enron Reserve as to each Enron Party until such time as an Interim Distribution or a final distribution, as applicable, may be made to each such Enron Party; and it is further

          ORDERED, that upon the making of final distributions in these cases, the Company shall account for those Interests that did not receive an Interim Distribution as set forth herein and in paragraphs 17(b) and 18 of the Motion by: (i) ensuring that each such party's Interim Distribution Amount is added to the residual per-share amount to be distributed to all other eligible Interests on the Termination Date; and (ii) providing interest on the Interim Distribution amount at the blended rate allocable to all Company investments, to account for the delay in receipt of such Interim Distribution amount; and it is further

          ORDERED, that no reserves need be established for the Underwriters and the Directors and Officers, and any Interim Distribution validly made by the Company pursuant to the terms hereof shall not be required to be disgorged or returned in the event that a Class 8 Claim of any Underwriter, Director or Officer is refiled or reconsidered and, ultimately, Allowed; and it is further

          ORDERED, that any Interim Distribution validly made by the Company pursuant to the terms hereof shall not be required to be disgorged or returned in the event of an adverse ruling with respect to the pending appeals of the Confirmation Orders; and it is further

          ORDERED, this Court shall retain jurisdiction over the relevant parties with respect to any matters related to or arising from the implementation of this Order.

          SO ORDERED.

At Newnan, Georgia this ___ day of ____________, 2004

                                         -------------------------------
                                         W. HOMER DRAKE, JR.
                                         UNITED STATES BANKRUPTCY JUDGE

Prepared and Presented by:

KING & SPALDING LLP


-------------------------------
Paul K. Ferdinands
Georgia Bar No. 258623
Gregory S. Bianchi
Georgia Bar No. 056404
191 Peachtree Street
Atlanta, Georgia  30303
Telephone (404) 572-4600
Telecopier (404) 572-5100

           - and -

SIDLEY AUSTIN BROWN & WOOD LLP

William M. Goldman
Geoffrey T. Raicht
787 Seventh Avenue
New York, New York  10019
Telephone :  (212) 839-5300
Telecopier:  (212) 839-5599

           - and -

Richard W. Havel
555 W. Fifth Street, 40th Floor
Los Angeles, California  90013
Telephone (213) 896-6000
Telecopier (213) 896-6100